Exhibit 4.12

Execution Version

NINTH AMENDMENT

TO

AMENDED, RESTATED AND CONSOLIDATED

REVOLVING CREDIT AGREEMENT

DATED AS OF NOVEMBER 19, 2020

AMONG

DIVERSIFIED GAS & OIL CORPORATION,

AS BORROWER,

THE GUARANTORS PARTY HERETO,

KEYBANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT,

AND

THE LENDERS PARTY HERETO

NINTH AMENDMENT TO AMENDED, RESTATED AND

CONSOLIDATED REVOLVING CREDIT AGREEMENT

This Ninth Amendment to Amended, Restated and Consolidated Revolving Credit Agreement (this “Ninth Amendment”) dated as of November 19, 2020, is among Diversified Gas & Oil Corporation, a Delaware corporation (the “Borrower”), each of the undersigned guarantors (the “Guarantors”), each Lender (as defined below) party hereto, and KeyBank National Association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

RECITALS

A.          The Borrower, the Administrative Agent and the banks and other financial institutions from time to time party thereto (together with their respective successors and assigns in such capacity, each a “Lender”) have entered into that certain Amended, Restated and Consolidated Revolving Credit Agreement dated as of December 7, 2018, as amended by that certain First Amendment dated as of April 18, 2019, that certain Second Amendment dated as of June 28, 2019, that certain Third Amendment dated as of November 13, 2019, that certain Fourth Amendment dated as of January 9, 2020, that certain Fifth Amendment dated as of January 22, 2020, that certain Sixth Amendment dated as of March 24, 2020, that certain Seventh Amendment dated as of May 21, 2020 and that certain Eighth Amendment dated as of June 26, 2020 (as further amended, restated, modified or supplemented from time to time, the “Credit Agreement”).

B.          The Borrower has requested and the Lenders and the Administrative Agent have agreed to amend certain provisions of the Credit Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, to induce the Administrative Agent and the Lenders to enter into this Ninth Amendment and in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.     Definitions. Unless otherwise defined in this Ninth Amendment, each capitalized term used in this Ninth Amendment has the meaning assigned to such term in the Credit Agreement. Unless otherwise indicated, all section references in this Ninth Amendment refer to sections of the Credit Agreement.

Section 2.     Amendments. Subject to the Satisfaction of the Conditions Precedent in Section 4 of this Ninth Amendment, the following Amendments to the Credit Agreement shall be effective:

2.1          Section 1.02. Section 1.02 is hereby amended by amending or adding the following defined terms in their entirety:

“Agreement” means this Amended, Restated and Consolidated Revolving Credit Agreement, including the Schedules and Exhibits hereto, as amended by that certain First Amendment dated as of April 18, 2019, that certain Second Amendment dated as of June 28, 2019, that certain Third Amendment dated as of November 13, 2019, that certain Fourth Amendment dated as of January 9, 2020, that certain Fifth Amendment dated as of January 22, 2020, that certain Sixth Amendment dated as of March 24, 2020, that certain Seventh Amendment dated as of May 21, 2020, that certain Eighth Amendment dated as of June 26, 2020, that certain Ninth Amendment dated as of November 19, 2020, and as the same may be further amended, modified, supplemented, restated, replaced or otherwise modified from time to time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(e).

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)        the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)        the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)        the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)        for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)        the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)        the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)        for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Alternate Base Rate”, the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)        in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)        in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)        in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Relevant Governmental Body announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)        a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)        the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“IFRS” means the accounting standards issued by the International Financial Reporting Standards Foundation and the International Accounting Standards Board and Adopted by the European Union in effect from time to time and subject to the conditions set forth in Section 1.05.

“ISDA Definitions” means the 2006 1SDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto including without limitation the Alternative Reference Rates Committee.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

2.2           Amendment to Section 3.03. Section 3.03 is hereby amended by deleting such Section in its entirety and replacing it with the following:

“Section 3.03 Effect of Benchmark Transition Event.

(a)        LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in this Section 3.03, such Section 3.03 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to this Section 3.03, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor or thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to this Section 3.03, will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

(b)        Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.03), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without an amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, in each instance notwithstanding the requirements of Section 12.02(b) or anything else contained herein or in any other Loan Document, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(c)        Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)        Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders in writing of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03 including any determination with respect to a tenor, rate or adjustment, or implementation of any Benchmark Replacement Conforming Changes, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding on all parties hereto absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03 and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually be each party hereto.

(e)        Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark or a Relevant Governmental Body has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)        Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in a determination of the Alternate Base Rate.”

2.3          Amendment to Section 7.04(b). Section 7.04(b) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(b)      The most recent financial statements furnished pursuant to Section 8.01(a) and Section 8.01(b) present fairly, in all material respects, the financial condition of Borrower and its Consolidated Restricted Subsidiaries on a consolidated basis, as of the dates and for the periods set forth above in accordance with IFRS or GAAP, as applicable, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

2.4           Amendment to Section 8.01(a). Section 8.01(a) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a)        Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than one hundred twenty (120) days after the end of each Fiscal Year of the Parent, its (i) audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case comparative form the figures for the previous Fiscal Year of the Parent, all reported on by an independent public accountant reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than with respect to, or resulting from the occurrence of an upcoming maturity date of Indebtedness) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis and the other Group Members (as applicable), on a consolidated basis, in each case, in accordance with IFRS consistently applied, (ii) unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flow as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year of the Parent, which present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis and the other Group Members (as applicable), on a consolidated basis, in each case, in accordance with GAAP consistently applied, and for the avoidance of doubt, without accompanying financial statement footnotes, (iii) a reconciliation of the statements provided in Sections 8.01(a)(i) and Section 8.01(a)(ii) in a format reasonably acceptable to the Administrative Agent and (iv) its unaudited balance sheet, income statement and related statement of cash flows as of the end of and for the Fiscal Year most recently ended prepared in accordance with GAAP which provides consolidating statements, including statements demonstrating eliminating entries, if any, with respect to any Unrestricted Subsidiaries, in such form as would be presentable to the auditors of the Borrower.”

2.5          Amendment to Section 8.01(c). Section 8.01(c) is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(c)        Certificate of Financial Officer - Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a Compliance Certificate (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) certifying that (A) the Borrower has been in compliance with the Financial Performance Covenants at such times as required therein as of the last day of such Fiscal Quarter and (B) in connection therewith, setting forth reasonably detailed calculations demonstrating such compliance, (iii) stating whether any change in GAAP or IFRS or in the application thereof has occurred since the date of the most recently delivered financial statements referred to in Section 8.01(a) and Section 8.01(b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) stating whether there are any Subsidiaries which are to become Loan Parties in order to comply Section 8.13 and, it any such Subsidiaries exist, specifying the actions proposed to be taken in connection therewith

Section 3. Effectiveness. This Ninth Amendment shall become effective on the first date on which each of the conditions set forth in this Section 3 is satisfied (the “Ninth Amendment Effective Date”):

3.1          The Administrative Agent shall have received duly executed counterparts (in such number as may be reasonably requested by the Administrative Agent) of this Ninth Amendment from the Borrower, each Guarantor, and Lenders constituting the Majority Lenders.

3.2          At the time of and immediately after giving effect to this Ninth Amendment, (a) no Default or Event of Default shall have occurred and be continuing and (b) no event or events shall have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

3.3          There shall be no material pending or threatened litigation against the Borrower or any Guarantor, except as disclosed in writing to the Administrative Agent prior to the Ninth Amendment Effective Date.

3.4          The Borrower shall have paid all amounts due and payable on or prior to the Ninth Amendment Effective Date to the extent invoiced two (2) Business Days prior to the Ninth Amendment Effective Date, including all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.

Section 4.      Governing Law. THIS NINTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 5.     Miscellaneous. (a) On and after the Ninth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each other Loan Document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended or otherwise modified by this Ninth Amendment; (b) the execution, delivery and effectiveness of this Ninth Amendment shall not operate as a waiver of any default of the Borrower or any right, power or remedy of the Administrative Agent or the Lenders under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents; (c) this Ninth Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart; and (d) delivery of an executed counterpart of a signature page to this Ninth Amendment by electronic mail shall be effective as delivery of a manually executed counterpart of this Ninth Amendment.

Section 6.     Ratification and Affirmation; Representations and Warranties. The Borrower and each Guarantor hereby (a) acknowledges the terms of this Ninth Amendment; (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect, except as expressly amended or modified hereby; and (c) represents and warrants to the Lenders that as of the Ninth Amendment Effective Date, after giving effect to the terms of this Ninth Amendment: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects (unless already qualified by materiality, in which case such representation and warranty (to the extent so qualified) shall continue to be true and correct in all respects), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless already qualified by materiality, in which case such representation and warranty (to the extent so qualified) shall continue to be true and correct in all respects) as of such specified earlier date, (ii) no Default or Event of Default has occurred and is continuing, and (iii) no event or events have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 7.      Loan Document. This Ninth Amendment is a Loan Document as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Loan Documents shall apply hereto.

Section 8.    No Oral Agreements. THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING THIS NINTH AMENDMENT, EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN AND AMONG THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN AND AMONG SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN AND AMONG THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Amendment to be executed by their officers thereunto duly authorized as of the date first above written.

BORROWER:	DIVERSIFIED GAS & OIL CORPORATION
a Delaware corporation

	By:	/s/ Eric Williams
	Name:	Eric Williams
	Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:	DIVERSIFIED PRODUCTION LLC
DIVERSIFIED ENERGY MARKETING, LLC
DIVERSIFIED MIDSTREAM LLC

By:	/s/ Eric Williams
Name:	Eric Williams
Title:	Executive Vice President and Chief Financial Officer

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

KEYBANK NATIONAL ASSOCIATION, as Joint Lead Arranger, Joint Bookrunner and Administrative Agent and a Lender

By:	/s/ George E. McKean
Name:	George E. McKean
Title:	Senior Vice President

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

TRUIST BANK, formerly known as Branch Banking and Trust Company, as Joint Lead Arranger, Joint Bookrunner, Co-Syndication Agent, and a Lender

By:	/s/ Benjamin L. Brown
Name:	Benjamin L. Brown
Title:	Director

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

CITIZENS BANK, N.A., as Joint Lead Arranger, Joint Bookrunner, Co-Syndication Agent and a Lender

By:	/s/ Scott Donaldson
Name:	Scott Donaldson
Title:	Senior Vice President

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

ROYAL BANK OF CANADA, as Joint Lead Arranger, Joint Bookrunner, Co-Syndication Agent, and a Lender

By:	/s/ Kristan Spivey
Name:	Kristan Spivey
Title:	Authorized Signatory

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Co-Document Agent, and a Lender

By:	/s/ Jacob W. Lewis
Jacob W. Lewis
Authorized Signatory

By:	/s/ Donovan C. Broussard
Donovan C. Broussard
Authorized Signatory

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

DNB BANK ASA, NEW YORK BRANCH, as a Co-Documentation Agent

By:	/s/ Mita Zalavadia
Name:	Mita Zalavadia
Title:	Assistant Vice President

By:	/s/ Ahelia Singh
Name:	Ahelia Singh
Title:	Assistant Vice President

DNB CAPITAL LLC as a Lender

By:	/s/ Mita Zalavadia
Name:	Mita Zalavadia
Title:	Assistant Vice President

By:	/s/ Ahelia Singh
Name:	Ahelia Singh
Title:	Assistant Vice President

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

THE HUNTINGTON NATIONAL BANK, as Co-Documentation Agent and a Lender

By:	/s/ Gregory R. Ryan
Name:	GREGORY R. RYAN
Title:	MANAGING DIRECTOR

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

ING CAPITAL LLC, as a Co-Documentation Agent and a Lender

By:	/s/ Juli Bieser
Name:	Juli Bieser
Title:	Managing Director

By:	/s/ Lauren Gutterman
Name:	Lauren Gutterman
Title:	Vice President

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

U.S. BANK NATIONAL ASSOCIATION, as a Co-Document Agent and a Lender

By:	/s/ Matthew Turner
Name:	Matthew Turner
Title:	Vice President

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Ting Lee
Name:	Ting Lee
Title:	Director

By:	/s/ Page Dillehunt
Name:	Page Dillehunt
Title:	Managing Director

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

BBVA USA, as a Lender

By:	/s/ Julia Barnhill
Name:	Julia Barnhill
Title:	Vice President

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

IBERIABANK, a division of First Horizon Bank, as a Lender

By:	/s/ Blakely Norris
Name:	Blakely Norris
Title:	Vice President

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

CIT BANK, N.A., as a Lender

By:	/s/ Katya Evseev
Name:	Katya Evseev
Title:	Director

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

FIRST HORIZON BANK, as a Lender

By:	/s/ W. David McCarver IV
Name:	W. David McCarver IV
Title:	Senior Vice President

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mahesh Mohan
Name:	Mahesh Mohan
Title:	Authorized Signatory

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Andrew Griffin
Name:	Andrew Griffin
Title:	Authorized Signatory

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Jake Dowden
Name:	Jake Dowden
Title:	Authorized Signatory

Signature Page

Diversified Gas & Oil Corporation – Ninth Amendment

SHEARMAN & STERLING LLP	NOVEMBER 19, 2020

TO:	Diversified Gas & Oil Corporation – Lending Syndicate

RE:	Effectiveness of Ninth Amendment to Credit Agreement

Ladies and Gentlemen,

Reference is made to that certain Amended, Restated and Consolidated Credit Agreement, dated as of December 7, 2018 (the “Credit Agreement”), among Diversified Gas & Oil Corporation, as borrower, KeyBank National Association, as administrative agent for the Lenders (the “Administrative Agent”), and the lenders party thereto (the “Lenders”). This letter relates to the Ninth Amendment to the Credit Agreement dated as of November 19, 2020 (the “Amendment”).

At the request of the Administrative Agent, we are pleased to inform you that we have received documentation which is responsive to the documentation conditions set forth in Section 3 of the Amendment and, accordingly, that all documentary conditions have been satisfied at this time. With respect to each condition, if any, that is subject to the satisfaction of the Administrative Agent or any Lender, the execution and delivery by the Administrative Agent or such Lender of its signature page to the Amendment evidences the Administrative Agent’s or such Lender’s acknowledgment of its satisfaction of each such condition.

This memo will also serve as the New Borrowing Base Notice for the November 2020 redetermination of the Borrowing Base which will remain at $425.0 million.

Congratulations and thank you for your support of Diversified Gas & Oil Corporation.

Best regards,
Richard L. Sitton